Exhibit 10.1

Caremark Rx, Inc.

Synergy-Achievement

Supplemental Bonus Plan

§ 1. Purpose

The purpose of this Plan is to provide an incentive to Participants (1) to exceed the top-end of the target set for this Plan for synergy-achievement from the acquisition of AdvancePCS, (2) to meet the cumulative earnings per share target for this Plan for fiscal years 2004 and 2005 and (3) to remain a Caremark employee until all bonuses due under this Plan have been paid in full.

§ 2. Definitions

“Actual Synergy-Achievement” means the actual synergy-achievement from Caremark’s acquisition of AdvancePCS as approved by the Board in accordance with § 6.4 of this Plan.

“Adjusted Bonus Multiple” for a Participant whose Participation Start Date is after March 24, 2004 means his or her Assigned Bonus Multiple as adjusted to reflect such late start date by multiplying his or her Assigned Bonus Multiple multiplied by a fraction, the numerator of which shall be the number of days he or she would be a Participant on his or her Participation Start Date if employed through December 31, 2005 and the denominator of which shall be 648.

“Assigned Bonus Multiple” means the multiple assigned to a Participant by the Committee as of his or her Participation Start Date as shown in Exhibit A, which multiple shall be either “1”, “2” or “3”.

“Base Annual Salary” means a Participant’s annual base salary on his or her Participation Start Date as set forth in Exhibit A.

“Beneficiary” means for each Participant the person who is his or her beneficiary as determined in accordance with the rules set forth in § 8.7.

“Board” means the Board of Directors of Caremark.

“Bonus Multiple” for a Participant whose Participation Start Date is March 24, 2004 means his or her Assigned Bonus Multiple.

“Bonus Pool” means a dollar figure equal to the lesser of (1) the excess, if any, of the Actual Synergy-Achievement over the Synergy-Achievement Target or (2) the aggregate “Maximum Potential Bonus” for all Participants as set forth in Exhibit A as of December 31, 2005.

“Caremark” means Caremark Rx, Inc. and any successor to Caremark Rx, Inc.

“CEO” means the Chief Executive Officer of Caremark.

“Change Effective Date” means a “Change Effective Date” as defined in the Incentive Stock Plan with respect to a Change in Control.

“Change in Control” means a “Change in Control” as defined in the Incentive Stock Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Disability” means a “Disability” as defined in the Incentive Stock Plan.

“EPS Target” means the cumulative earnings per share target for Caremark which is set for this Plan for fiscal years 2004 and 2005.

“Exhibit A” means Exhibit A to this Plan.

“Gross Up Payment” means a payment to or on behalf of a Participant which shall be sufficient to pay in full (1) 100% of any excise tax described in § 9, (2) 100% of any interest or penalties assessed by the Internal Revenue Service on such Participant which are related to such excise tax, (3) 100% of any expenses incurred by such Participant which are related to such excise tax or the enforcement of such Participant’s rights under § 9 and (4) 100% of any additional federal, state and local income and excise taxes and social security and other employment taxes on all the payments made under clause (1), clause (2), clause (3) and this clause (4) of this definition.

“Incentive Stock Plan” means the Caremark Rx, Inc. 2004 Incentive Stock Plan, as amended from time to time.

“Maximum Potential Bonus” means the maximum bonus payable to a Participant under this Plan, which maximum bonus shall be shown on Exhibit A and shall equal the product of a Participant’s Base Salary and his or her Bonus Multiple or his or her Adjusted Bonus Multiple, whichever is applicable.

“Participant” means an individual shown on Exhibit A.

“Participation Start Date” means the date as of which a Participant started to participate in this Plan as set forth in Exhibit A.

“Plan” means this Caremark Rx, Inc. Synergy-Achievement Supplemental Bonus Plan as recommended by the Committee to the Board and approved by the Board on August 3, 2004 and as thereafter amended from time to time.

“Subsidiary” means any “Affiliate” or “Subsidiary” as such terms are defined in the Incentive Stock Plan.

“Synergy-Achievement Target” means the target synergy-achievement from Caremark’s acquisition of AdvancePCS which is set for this Plan.

§ 3. Administration

The Committee shall be responsible for the operation and administration of this Plan, and the Committee shall have and exercise any and all such powers as the Committee in its discretion deems necessary or appropriate to operate, administer, interpret and amend this Plan. The Committee may delegate such powers with respect to the operation and administration of this Plan as the Committee deems appropriate.

§ 4. Participants

4.1 General. Exhibit A shall show effective as of any date each Participant in this Plan. The Committee in consultation with the CEO may amend Exhibit A to add or delete individuals as Participants as of any date after March 24, 2004 and ending on or before December 31, 2005.

4.2 Termination of Employment. If a Participant’s employment by Caremark and any Subsidiary is terminated for any reason on or before December 31, 2005 other than as a result of his or her death or Disability, his or her status as a Participant shall immediately terminate and Exhibit A shall automatically be amended as of the date his or her employment terminates to delete such individual as a Participant in this Plan and to delete his or her Maximum Potential Bonus.

4.3 Death or Disability. If a Participant’s employment by Caremark or any Subsidiary is terminated on or before December 31, 2005 as a result of his or her death or Disability, he or she shall remain a Participant but Exhibit A shall automatically be amended as of the date his or her employment terminates to adjust his or her Maximum Potential Bonus, which adjustment shall be made by multiplying such Maximum Potential Bonus by a fraction, the numerator of which shall be the number of days in the period which started on his or her Participation Start Date and ended on the date his or her employment terminated and the denominator of which shall be 648.

§ 5. Exhibit A

Exhibit A shall as of any date show for each then Participant (1) his or her Participation Start Date, (2) his or her Base Annual Salary, (3) the Participant’s Assigned Bonus Multiple and (4) the Participant’s Maximum Potential Bonus as computed using his or her Bonus Multiple or his or her Adjusted Bonus Multiple, whichever is applicable.

§ 6. Targets

6.1 Synergy-Achievement Target. The Synergy-Achievement Target for this Plan shall be set by the Committee in consultation with the CEO for the period which started on March 24, 2004 and which ends on December 31, 2005. Caremark shall calculate the synergy from the acquisition of AdvancePCS actually achieved during this period and the Committee, and the CEO shall review such calculation. After such review the Committee in consultation with the CEO shall present a recommendation to the Board on whether the Synergy-Achievement Target has been exceeded and, if exceeded, a recommendation on the Actual Synergy-Achievement.

6.2 EPS Target. The EPS Target for this Plan shall be set by the Committee in consultation with the CEO for the period which started on January 1, 2004 and ends on December 31, 2005. Caremark shall calculate the actual, cumulative earnings per share for this period, and the Committee and the CEO shall review such calculation and the Committee in consultation with the CEO shall present a recommendation to the Board on whether the EPS Target has been met.

6.3 Adjustments. The Committee may make such adjustments to the Synergy-Achievement Target and the EPS Target as the Committee deems appropriate or proper, including, but not limited to, adjustments to take into account any significant and unexpected change in the operation of Caremark or any sale of any assets or any acquisition of any assets.

6.4 Board Action. The Board shall review and, acting in its absolute discretion, either accept or reject the recommendation from the Committee on (1) whether the Synergy-Achievement Target has been exceeded and, if exceeded, (2) the Actual Synergy-Achievement and (3) whether the EPS Target has been met. No bonus will be paid under this Plan unless the Board accepts each such recommendation.

§ 7. Bonus

If the Board accepts (1) the Committee’s recommendation that Synergy-Achievement Target has been exceeded, (2) the Committee’s recommendation with respect to the Actual Synergy-Achievement and (3) the Committee’s recommendation that the EPS Target has been met, Caremark shall compute the Bonus Pool, and a bonus shall (subject to the continuous employment requirements set forth in § 8) be payable to each person who is a Participant through December 31, 2005 based on his or her share of the Bonus Pool. Each such Participant’s share of the Bonus Pool shall be determined by Caremark by multiplying the Bonus Pool by a fraction, the numerator of which shall be his or her Maximum Potential Bonus and the denominator of which shall be the aggregate Maximum Potential Bonus for all Participants. No Participant’s bonus shall exceed his or her Maximum Potential Bonus.

§ 8. Employment Requirement and Payment Schedule

8.1 General. If a bonus is payable to a Participant under § 7, such bonus shall be recorded in the records of this Plan and shall be paid to the Participant subject to the Participant satisfying the continuous employment requirements set forth in this § 8.

8.2 2006. The first fifty percent (50%) of a Participant’s bonus under § 7 shall be paid to a Participant (minus applicable withholdings) if he or she remains (subject to § 4.3 and § 8.5) continuously employed by Caremark or a Subsidiary from his or her Participation Start Date through the date this part of his or her bonus is paid, and this part of a Participant’s bonus shall be paid no later than April 1, 2006.

8.3 2007. The remaining fifty percent (50%) of a Participant’s bonus under § 7 shall be paid to a Participant (minus applicable withholdings) if he or she remains (subject to § 4.3 and § 8.5) continuously employed by Caremark or a Subsidiary from his or her Participation Start Date through the date this part of his or her bonus is paid, and this part of a Participant’s bonus shall be paid no later than April 1, 2007.

8.4 Forfeiture. If a Participant fails to satisfy the continuous employment requirement for the payment of all or any part of his or her bonus, he or she shall (subject to § 4.3 and § 8.5) forfeit any right to such payment.

8.5 Death or Disability.

(a) If a Participant’s continuous employment is terminated as a result of his or her death or Disability before the date bonuses are paid under § 8.2, one hundred percent (100%) of the bonus payable to such Participant under § 7 shall be paid to such Participant or, in the event of his or her death, to such Participant’s Beneficiary at the same time as bonuses are paid to other Participants under § 8.2.

(b) If a Participant’s continuous employment is terminated as a result of his or her death or Disability after the date bonuses are paid under § 8.2, the remainder of the bonus payable to such Participant under § 7 shall be paid as soon as practicable after his or her employment terminates to such Participant or, in the event of his or her death, to such Participant’s Beneficiary.

8.6 Cash or Stock. A Participant’s bonus may be paid in the form of cash or, at the direction of the Board, in whole shares of Caremark’s common stock and in cash in lieu of a fractional share of Caremark’s common stock; provided, payment shall be made in shares of Caremark’s common stock only to the extent permissible under applicable stock exchange rules and applicable law.

8.7 Beneficiary. A Participant may designate on the form provided for this purpose by Caremark a person as his or her Beneficiary for the bonus, if any, payable under this Plan after his or her death, and the person so designated on the last such form delivered to Caremark before the Participant’s death shall be the Participant’s Beneficiary under this Plan; provided, however, if the person so designated fails to survive the Participant or if a Participant fails to designate a Beneficiary, a Participant’s Beneficiary under this Plan shall be his or her estate.

§ 9. Change in Control and Gross Up Payment.

If there is a Change in Control, then Caremark shall make a payment to each then Participant within ten (10) business days of the related Change Effective Date in cash (less applicable withholdings) equal to 100% of his or her Maximum Potential Bonus and, if such payment or such payment together with any other payment or benefit will result in a Participant being subject to an excise tax under § 4999 of the Code or results in an excise tax being assessed against a Participant, Caremark shall hold such Participant completely harmless from such excise tax and any related taxes by making one or, if necessary, more than one Gross Up Payment to or on behalf of such Participant. Caremark shall determine whether an excise tax is due when a Participant’s Maximum Potential Bonus is paid and, if a determination is made that an excise tax is due at that time, Caremark shall make the related Gross Up Payment when his or her Maximum Potential Bonus is paid. If Caremark subsequently determines that an excise tax is due, Caremark shall make the related Gross Up Payment within ten (10) business days of such determination. If an excise tax is assessed against a Participant, Caremark shall promptly make the related Gross Up Payment on a demand made in writing by the Participant which includes a copy of such assessment. If a Participant incurs any expenses to enforce his or her right to a Gross Up Payment under this § 9, Caremark shall hold such Participant completely harmless from all such expenses and any related taxes as part of a Gross Up Payment.

§ 10. General Assets; No Assignment.

The bonuses, if any, payable under this Plan shall be paid from Caremark’s general assets, and no Participant shall have a right to payment which is superior to the right of a general and unsecured creditor of Caremark. Furthermore, no Participant shall have the right (absent the express written consent of the Committee) to assign or otherwise alienate any rights which he or she might have to receive a bonus under this Plan, and any attempt to make such an assignment or other alienation shall have no force or effect whatsoever under this Plan.